April 17, 2009

VIA EDGAR

Ultra Series Fund
5910 Mineral Point Road
Madison, WI 53705

       Re:    Opinion of Counsel - Ultra Series Fund

Ladies and Gentlemen:

       We have acted as your counsel in connection with the preparation of Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A (Registration Nos. 002-87775; 811-04815) ("Registration Statement") relating to the sale by you of an unlimited number of Class II shares, par value $0.01 per share ("Shares") of each series of Ultra Series Fund, a Massachusetts business trust ("Trust"), in the manner set forth in the Registration Statement (and the Prospectus of the Funds included in the Registration Statement).

       We have examined: (a) the Registration Statement (and the Prospectus of the Funds included in the Registration Statements), (b) the Trust's Amended and Restated Declaration of Trust, (c) certain resolutions of the Trust's Board of Trustees, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

       Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable.

              We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended ("Act"), or within the category of persons whose consent is required by
Section 7 of the Act.

                              Sincerely,

                              /s/Steven R. Suleski

                              By:   Steven R. Suleski
                                    Vice President and Associate General Counsel
                                    CUNA Mutual Insurance Society